OPTION AGREEMENT

This Agreement is made on 6 July 2004

BETWEEN

1.

REMEDENT NV, a limited liability company (naamloze vennootschap) incorporated under Belgian law, with registered office at Xavier De Cocklaan 42, 9831 Deurle, represented for the purposes of this Agreement by Robin List, Managing Director, hereinafter referred to as "Remedent",

AND

2.

LIDENT NV, a limited liability company (naamloze vennootschap) incorporated under Belgian law, with registered office at Xavier De Cocklaan 42, 9831 Deurle, represented for the purposes of this Agreement by Guy De Vreese, Managing Director, hereinafter referred to as "Lident".

Where appropriate, Remedent and Lident are hereinafter referred to jointly as "the Contracting Parties" and individually as "a Contracting Party".

WHEREAS

(A)	Remedent is interested in marketing a finger brush for the purposes of oral hygiene and/or tooth whitening.

(B)	Lident has concluded an ownership agreement with three Italian inventors (hereinafter referred to as "the Inventors") concerning an Italian patent on a finger brush.

(C)	In accordance with the provisions of this Agreement, Lident wishes to grant Remedent the option to acquire all the know-how and intellectual property rights relating to the finger brush so patented.

THE FOLLOWING IS DULY AGREED

1.	SUBJECT OF THE OPTION

Lident hereby expressly grants Remedent an option ("the Option") to acquire, in accordance with the provisions of this Agreement, all the know-how and intellectual property rights (including, but not restricted to, the brand-name, the product formula and the prototype) (referred to jointly as "the Intellectual Property Rights") relating to all products ("the Products") that are or shall be covered by the patent.

2.	TAKING UP THE OPTION

The Option may be taken up as from the date of this Agreement until 31 December 2004 (inclusive), subject to Remedent notifying Lident to this effect at least fourteen (14) business days prior to the effective date of transfer ("the Date of Transfer") of the Intellectual Property Rights.

The Contracting Parties agree that the Option Agreement shall automatically expire on the Date of Transfer.

In the event of the Option being taken up, Lident undertakes to take all the requisite steps and fulfil all the formalities that are necessary or useful for the due transfer of the Intellectual Property Rights to Remedent.

3.	PRICE AND ROYALTIES

The price payable by Remedent in the event of the Option for the acquisition of the Intellectual Property Rights being taken up shall be EUR 200,000 (two hundred thousand euros) ("the Price").

In that event, Remedent shall pay the Price (less the deposit already paid) to Lident on the Date of Transfer.

50 % of the Price shall be paid in advance as a deposit. If, on the expiration date of the Option, Remedent decides NOT to take up the Option, Lident shall refund the deposit to Remedent within fourteen (14) business days.

If the Option is taken up and the Intellectual Property Rights are acquired, Remedent shall pay Lident a royalty fee of 3 % of the net turnover (i.e., billed sales to third parties, excluding intragroup sales, after deduction of discounts, credit notes on sales and VAT) of the Products, each year as from the year following the Date of Transfer and for a period of twenty years.

4.	DUE DILIGENCE

The Contracting Parties agree that, prior to the Option taking effect, Remedent shall be entitled to have a due diligence procedure carried out by means of a so-called "freedom to operate" by a consultant of its choice. Remedent shall be liable for the costs of this procedure.

5.	GENERAL PROVISIONS

5.1.

All correspondence and notices as stipulated in this Agreement or occurring in connection with this Agreement shall be made by registered letter. Such correspondence and notices shall be made to the addresses given on page 1 of this Agreement.

All correspondence and notices shall be deemed to have been duly received on the date on which the delivery receipt in signed.

In the event of extreme urgency, correspondence and notices may be made by fax. In that case, a copy of the fax shall be sent on the next business day, in accordance with the provisions of this Article.

The Contracting Parties shall provide notification of any change of address in accordance with the provisions of this Article.

5.2.

The Contracting Parties undertake not to divulge anything relating to this Agreement unless this is required pursuant to (i) a legal or regulatory obligation, (ii) a judicial enquiry, or (iii) a legal or arbitration procedure. In that event, the other Contracting Party shall be notified in advance of the information that is to be divulged, and when.

5.3.

Neither of the Contracting Parties to this Agreement may be deemed to have waived a right or obligation incumbent on them pursuant to this Agreement unless they have given written notification of such waiver in accordance with the provisions of Article 5.1.

5.4.

If any undertaking in this Agreement transpires to be unenforceable or in breach of a mandatory law, this shall not affect the validity or enforceability of the other provisions of the Agreement or that part of the provision concerned that is not in breach of a mandatory law.

5.5.

This Agreement cancels and replaces all previous correspondence, declarations, guarantees or agreements relating to the subject of this Agreement. This Agreement may only be amended by means of a written agreement signed by all the Contracting Parties.

5.6.	The Agreement shall be governed solely by, and interpreted in accordance with, Belgian law.

Any disputes relating to this Agreement shall be subject to the sole jurisdiction of the Courts of Ghent.

Done in duplicate at Deurle on 6 July 2004. Each Contracting Party acknowledges receipt of one original of this Agreement.

Remedent	Lident

(sign.)	(sign.)

THIS APPENDIX TO THE OPTION AGREEMENT OF 6 JULY 2004 IS MADE ON 18 DECEMBER 2004

BETWEEN

1.

Remedent NV, a limited liability company (naamloze vennootschap) incorporated under Belgian law, with registered office at Xavier De Cocklaan 42, 9831 Deurle, represented for the purposes of this Agreement by Robin List, Managing Director, hereinafter referred to as "Remedent",

AND

2. Lident NV, a limited liability company (naamloze vennootschap) incorporated under Belgian law, with registered office at Xavier De Cocklaan 42, 9831 Deurle, represented for the purposes of this Agreement by Guy De Vreese, Managing Director, hereinafter referred to as "Lident".

Where appropriate, Remedent and Lident are hereinafter referred to jointly as "the Contracting Parties" and individually as "a Contracting Party".

WHEREAS

(A) Remedent and Lident signed an option agreement on 6 July 2004.

(B) Remedent has not yet completed its due diligence procedure to its satisfaction and requests that the option be extended.

THE FOLLOWING IS DULY AGREED

1.	TAKING UP THE OPTION

The Contracting Parties hereby agree that the term of the option shall be extended until 31 December 2005. All the other provisions of the Option Agreement of 6 July 2004 shall continue to apply in their entirety.

Done in duplicate at Deurle on 18 December 2004. Each Contracting Party acknowledges receipt of one original of this Appendix.

Remedent	Lident

(sign.)	(sign.)